News

For Immediate Release

EP Energy Reaffirms 2017 Production Outlook and Provides Operational Impact Following Hurricane Harvey
HOUSTON, TEXAS, October 13, 2017— EP Energy Corporation (NYSE:EPE) today announced an update on its operations following Hurricane Harvey and reaffirmed the company’s annual production and capital estimates for 2017.
As previously announced, EP Energy’s producing and field facilities sustained no damage as a result of Hurricane Harvey and the company’s drilling operations continued throughout the storm. A short-term reduction in the company’s sales volumes resulted from temporary losses of downstream infrastructure and markets.
The third quarter storm impact to company production volumes was approximately 0.9 thousand barrels of equivalent production per day (MBoe/d), including 0.3 thousand barrels of oil production per day (MBo/d), in the Eagle Ford program. Consistent with previous guidance, the company expects total production of 81.0 MBoe/d, including 45.1 MBo/d for the third quarter 2017 despite the hurricane impacts.
The company’s full year production remains on track. For 2017, the company expects total equivalent production volumes to range from 80.0 MBoe/d to 85.0 MBoe/d, including 46.0 MBo/d to 48.0 MBo/d which is also consistent with previous guidance. Total 2017 oil and gas capital expenditures are expected to remain in the range of $550 million to $600 million.

About EP Energy
The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact
Investor and Media Relations
Bill Baerg
713-997-2906
bill.baerg@epenergy.com